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                                                                     EXHIBIT 2.3

                       CERTIFICATE OF LIMITED PARTNERSHIP
                                       OF
                                   LSCP, L.P.


TO THE SECRETARY OF STATE
OF THE STATE OF IOWA:

     The undersigned, pursuant to the Iowa Uniform Limited Partnership Act, Chapter 487 of the Iowa Code (2001) (the "Act"), hereby files this Certificate of Limited Partnership of LSCP, L.P. and states:

1.   The name of the limited partnership is LSCP, L.P.

2. The address of the initial office of the limited partnership in Iowa is located at 102 Lewis Avenue South, Cleghorn, Iowa 51014. The name and address of the limited partnership's agent for service of process is William E. Hanigan, 666 Grand Avenue, Suite 2000, Des Moines, Iowa 50309.

3. The name and business address of the sole general partner of the limited partnership is Little Sioux Corn Processors, L.L.C., 102 Lewis Avenue South, Cleghorn, Iowa 51014. The name and business address of an initial limited partner is Fagan, Inc., 501 West Highway 212, P.O. Box 159, Granite Falls, Minnesota 56241.

4. The general character of the business of the limited partnership shall be to engage in any lawful business for which limited partnerships may be organized and operated under the Act, including, but not limited to, the construction, ownership and operation of an ethanol and byproduct manufacturing plant in northwest Iowa.

5. The limited partnership shall be dissolved and its affairs wound up as of the day of the happening of one of the following events: (i) the day of the sale of all or substantially all limited partnership property; (ii) any event which causes there to be no general partner of the limited partnership, (iii) a proceeding or investigation by any regulatory, administrative, judicial, legislative or other governmental entity or authority shall have been commenced or threatened which, in the reasonable judgment of the general partner, makes it unlawful or impractical to carry out the businesses of the limited partnership, or (iv) December 31, 2051.


This Certificate of Limited Partnership is executed effective as of the 10 day of October, 2001.

GENERAL PARTNER:

LITTLE SIOUX CORN PROCESSORS, L.L.C.


By: /s/ Daryl J. Haack
    ------------------
    Daryl J. Haack, President

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STATE OF IOWA           )
                        ) SS:
COUNTY OF CHEROKEE      )

On this 10 day of October, 2001, before me, the undersigned, a Notary Public in and for said County and State, personally appeared Daryl J. Haack, to me personally known, who being by me duly sworn did say that he is the President of Little Sioux Corn Processors, L.L.C., executing the within and foregoing instrument, that no seal has been procured by said limited liability company; that said instrument was signed on behalf of said limited liability company by authority of its Members; and that said Daryl J. Haack acknowledged the execution of said instrument to be the voluntary act and deed of said limited liability company, by it and by him voluntarily executed.


                                    /s/ Lisa J. Lundquist
                                    ---------------------
                                    Notary Public in and for the State of Iowa

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